Exhibit 10.4

XERIUM TECHNOLOGIES, INC.
2013-2015 LONG TERM INCENTIVE PLAN
This Xerium Technologies, Inc. 2013-2015 Executive Long Term Incentive Plan (the “Executive LTIP”) contains rules supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The Executive LTIP provides for the grant of incentive award opportunities (each, an “Award”) under and subject to the terms of the EIP, which is incorporated herein by reference. In the event of any inconsistency between the Executive LTIP and applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP.
1.Administration; Eligibility. The Executive LTIP shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the Program. Eligibility to participate in the Executive LTIP shall be limited to executive officers who are selected by the Committee to participate in the Executive LTIP from among those individuals who are eligible to participate in the EIP. Each selected individual who signs and returns an agreement (Award Agreement) in substantially the form of Exhibit A shall be a participant (“Participant”) in this Executive LTIP. Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries.
2.    Determination of Number of Shares. The number of shares of Common Stock covered by an Award (the “LTIP Shares”) shall be as determined by the Committee and set forth in Schedule 1 to the Award Agreement.
3.    Determination of Time-Based Versus Performance-Based LTIP Shares. Participants will receive fifty percent (50%) of their LTIP Shares in the form of time-based Restricted Stock Units as described in Section 4 below (“Time-Based RSUs”) and have the remainder of their LTIP Shares (fifty percent (50%)) credited to them as performance-based stock units (“Performance Stock Units”) as described in Section 5 below, to be earned and vested subject to satisfaction of certain performance conditions. The performance period is the three-year period comprising a three year period beginning on the date of each Participant’s grant and ending on the third (3rd) anniversary of such grant date.
4.    General Terms of Time-Based RSUs. Any LTIP Shares that are to be conveyed in the form of Time-Based RSUs will be granted as of the date set forth in Schedule 1 to the Award Agreement. The Award Agreement provides that the RSUs shall vest on the third (3rd) anniversary of such grant date and settle in shares of Common Stock as soon as administratively possible after the third (3rd) anniversary of such grant date, but in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of such grant date.
5.    General Terms of Performance Stock Units. The determination of the number of shares of Common Stock to be delivered at the end of the three-year performance period with respect to the Performance Stock Units (the “Performance Shares”) shall be made in accordance with the provisions of the Award Agreement. The Award Agreement provides that the Performance Stock Units will vest based on achievement of Common Stock price thresholds. Vested Performance Shares will be delivered in shares of Common Stock as soon as administratively possible after the third (3rd) anniversary of such grant date, but in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of such grant date.

6.    Forfeiture Upon Termination of Employment. Except as provided in the Award Agreement with respect to a Change of Control, death or Disability or a termination of employment by the Company without Cause or by the Participant with Good Reason (as “Disability”, “Cause” and “Good Reason” are defined in the Award Agreement), notwithstanding vesting under Section 4 or Section 5, no Time-Based RSUs or Performance Shares shall be payable to or in respect of a Participant unless the Participant is employed by the Company or a subsidiary on the third (3rd) anniversary of such grant date.
7.    Tax Withholding. The minimum tax withholding amount with respect to any payments being made in Common Stock may be satisfied by means of share withholding at the time the Award is settled as provided in the Award Agreement.
8.    Intent to be Exempt from Section 162(m). The portion of the Award paid in Time-Based RSUs is not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. The portion of the Award paid in Performance Shares is intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.
9.    Nature of Awards. Awards hereunder are intended as Stock Unit Awards pursuant to the EIP. The Executive LTIP is unfunded.
10.    Availability of Stock. If, when Time-Based RSUs or Performance Shares become payable, the number of shares of Common Stock needed exceeds the number of shares then available under the EIP, or exceeds any limit established by the Board on the number of shares delivered in the same fiscal year, the Company will pay out the value of any share that was not delivered in cash on the date otherwise scheduled for delivery of shares and determine its value by using the per-share closing price of the Common Stock on the date immediately preceding the date the shares would have been delivered had there been a sufficient number available. Any substitution of cash for shares in such event shall be applied pro rata to all Participants entitled to a distribution by reason of the same event.
11.    Clawback. If a Participant receives an Award payout under the Executive LTIP based on financial statements that are subsequently required to be restated in a way that would decrease the number of Shares to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for Shares delivered more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
12.    Amendment. The Committee may amend the Executive LTIP at any time and from time to time, and may terminate the Executive LTIP, in each case subject only to such limitations, if any, as the EIP may impose.
13.    409A. This Executive LTIP and the Time-Based RSUs and Performance Stock Units granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

Exhibit A
XERIUM TECHNOLOGIES, INC.
LTIP SHARE AGREEMENT
(2013-2015 Executive LTIP)
Pursuant to the terms of the Xerium Technologies, Inc. Long Term Incentive Plan effective for fiscal years 2013 through 2015 (the “2013-2015 Executive LTIP”) and the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “Plan”), Xerium Technologies, Inc. (the “Company”) hereby grants to (the “Employee”) the LTIP Shares described below.
1.    The LTIP Share Award. The LTIP Share Award is subject to the terms and conditions of this LTIP Share Agreement, the 2013-2015 Executive LTIP and the Plan. The Company hereby grants LTIP Shares to the Employee, the number of LTIP Shares specified on Schedule 1, as of the date specified on Schedule 1, subject to the terms and conditions of this Agreement and the Plan (the “Award”). An Award shall be paid hereunder, only to the extent that the Employee has a nonforfeitable right to such portion of the Award, as provided in this Agreement. The Employee’s rights to the LTIP Shares are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.
2.    Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan.
(a)    “Agreement” means this LTIP Share Agreement granted by the Company and agreed to by the Employee.
(b)    “Cause” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof).
(c)    “Change of Control” shall mean any of the following which takes place after the Grant Date: (i) any Person or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its subsidiaries, becomes a beneficial owner, directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing, occurs and the beneficial owners of the Company’s voting securities outstanding immediately prior to such consolidation, merger, sale or other disposition do not, immediately following the consummation of such consolidation, merger, sale or other disposition, hold beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for election of directors of the surviving or resulting corporation in the case of any merger or consolidation or of the acquiring Person or Persons in the case of any sale or other disposition; or (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company or any of its subsidiaries), individuals who are Continuing Directors shall cease to constitute a majority of the Board. For the purpose of this definition, the term “beneficial owner” (and correlative terms, including “beneficial ownership”) shall have the meaning set forth in Rule 13d-3 under the Act. provided in each such case such event is also a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(1) (or similar applicable regulation under Section 409A of the Code).
(d)    “Change of Control Termination” means a termination of the Employee’s employment with the Company or a member of the Company Group that occurs within three (3) months prior to a Change of Control as a result of (x) termination by a member of the Company Group without Cause or (y) a Good Reason Termination.
(e)    “Common Stock” means the common stock of the Company, $0.01 par value.
(f)    “Company Group” means the Company together with its Affiliates.
(g)    “Disability” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof).
(h)    “Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.
(i)    “Good Reason Termination” shall mean a termination of employment by the Employee with “Good Reason,” as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter.
(j)    “Grant Date” means the date specified on Schedule 1.
(k)    “NYSE” means the New York Stock Exchange.
(l)    “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.
(m)    “Pro Rata Portion” shall mean the product of (x) a fraction, the numerator of which is, as of the time of measurement, the number of months (rounded down to the nearest whole number) occurring since January 1, 2013 and the denominator of which is 36 and (y) 100% of the LTIP Shares not previously Vested.
(n)    “Vested” means that portion of the Award to which the Employee has a nonforfeitable right.
3.    Vesting. Subject to Sections 5 and 6 below:
(a)    Time-Based RSUs shall become Vested on the third (3rd) anniversary of the Grant Date.
(b)    Performance Shares shall become Vested in a percentage amount(s) on the date(s) that the closing trading price of Common Stock on the New York Stock Exchange (or such other exchange on which Common Stock may be traded) equals or exceeds specified threshold amounts for thirty (30) consecutive trading days. The threshold closing trading price amounts and the corresponding percentage amount(s) of Performance Shares that shall become Vested when the closing trading price equals or exceeds such specified threshold amounts shall be specified by the Compensation Committee and delivered to the Employee in a separate writing.
(c)    Notwithstanding subsections (a) and (b), except as provided in Sections 5 and 6, all LTIP Shares shall be forfeited if Employee’s employment terminates for any reason whatsoever before the third (3rd) anniversary of the Grant Date.
4.    Payment of Award. Subject to Sections 5 and 6 below, as soon as practicable after the third (3rd) anniversary of the Grant Date, and in all events before the 15th day of the third month following December 31 following the third (3rd) anniversary of the Grant Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of LTIP Shares which have become Vested.
5.    Change of Control. In the event of a Change of Control, then all Time-Based RSUs and Performance Shares shall become fully and immediately Vested and if Employee incurred a Change of Control Termination all Time-Based RSUs and Performance Shares otherwise forfeited upon such termination shall become fully and immediately Vested, and shall be distributed in shares and to the extent practicable shall be distributed immediately preceding the effective time of the Change of Control transaction with respect to LTIP Shares that become Vested in connection with a Change of Control.
6.    Termination of Employment.
(a)    Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically; provided that in the event of a termination of Employee’s employment by a member of the Company Group without Cause, as a result of death or Disability or a Good Reason Termination, a portion of the LTIP Shares (both Time-Based RSUs and Performance Shares) equal to the Pro Rata Portion of the LTIP Shares as of the time of termination shall Vest immediately prior to such termination and be distributed as soon as practicable thereafter, and in all events before the 15th day of the third month following the end of the calendar year in which such LTIP Shares became Vested.
(b)    Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 6(a) hereof, the Employee’s employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.
7.    Dividends. No dividend equivalents shall be paid on LTIP Shares (either Time-Based RSUs or Performance Shares).
8.    Clawback. If a Employee receives an Award payout under the Executive LTIP based on financial statements that are subsequently required to be restated in a way that would decrease the number of Shares to which the Employee was entitled, the Employee will refund to the Company the difference between what the Employee received and what the Employee should have received; provided that (i) the value of any difference to be refunded will be determined net of withholding and (ii) no refund will be required for Shares delivered more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
9.    Miscellaneous.
(a)    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.
(b)    No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the date that Common Stock is distributed in settlement of an LTIP Award, and then only with respect to the shares of Common Stock issued on such Date.
(c)    No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.
(d)    Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the number of shares of Common Stock issued to the Employee in settlement of an LTIP Award that number of shares necessary for payment of the minimum tax withholding amount, valued at their Fair Market Value on the business day most immediately preceding the date of retention. To the extent the Company’s withholding obligation cannot be satisfied by means of share withholding, the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee.
(e)    Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.
(f)    Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.
(g)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
(h)    Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
(i)    Conflicts. To the extent there are any conflicts between provisions this Agreement and any applicable employment agreement entered into between Employee and the Company or its subsidiaries, the provisions of such employment agreement shall govern and nothing in this Agreement shall in any way amend, supersede or otherwise change any provisions or rights contained in such employment agreement.
(j)    409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.
(k)    Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.
(l)    Amendment. This Agreement may be amended only by mutual written agreement of the parties.
10.    Grant Conditional. The Award granted hereunder is granted conditional upon the approval of the shareholders of the Company of an amendment to the Plan to provide for a re-load of the amount of shares permitted to be granted under the Plan that would permit the granting of the Award hereunder and all similar awards granted to senior management of the Company contemporaneously with such Award. In the event such amendment does not receive such shareholder approval, the Award granted hereunder shall be void and this Agreement shall immediately and without further action terminate and be of no further force and effect.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this LTIP Share Agreement as of the date first written above.
Xerium Technologies, Inc.
By:
Name:     Harold Bevis
Title:     President and CEO
Acknowledged and agreed:
Employee
By:
Name:

Schedule 1
Grant Date:             March 11, 2013
Number of LTIP Shares:     _____________
Allocation of LTIP Shares Granted:

Number of Time-Based RSUs	Number of Performance Shares
_____________________	______________________